Exhibit 3.10

ANWORTH MORTGAGE ASSET CORPORATION

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF A

SERIES OF SHARES OF PREFERRED STOCK

ANWORTH MORTGAGE ASSET CORPORATION, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article SIXTH of the Corporation’s Articles of Incorporation, as amended (the “Charter”), the Board of Directors (the “Board”) by resolutions duly adopted on January 14, 2015, and the pricing committee thereof by resolutions duly adopted on January 20, 2015, classified and designated 345,000 shares of the unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), as 7.625% Series C Cumulative Redeemable Preferred Stock and has provided for the issuance of such series. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

SECOND: The terms of the Preferred Stock as set by the Board and the pricing committee thereof, including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, are as follows:

(1) Designation and Number. A series of Preferred Stock of the Corporation, designated as “7.625% Series C Cumulative Redeemable Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The par value of the Series C Preferred Stock is $0.01 per share. The number of shares of Series C Preferred Stock shall be 345,000.

(2) Rank. The Series C Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock of the Corporation and to all equity securities the terms of which specifically provide that such equity securities rank junior to such Series C Preferred Stock; (b) on parity with the Parity Stock (as defined below); and (c) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock. The term “equity securities” shall not include convertible debt securities. The term “Parity Stock” means all classes and series of preferred stock that the Corporation may issue ranking on parity with the Series C Preferred Stock, including the Corporation’s Series A Preferred Stock and Series B Preferred Stock, with respect to the payments of distributions and rights to payment upon liquidation, dissolution or winding up.

(3) Dividends.

(a) Holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of “7.625% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $1.90625 per share). Such dividends shall be cumulative from the first date on which any Series C Preferred Stock is issued and shall be payable quarterly in arrears on or before January 15, April 15, July 15 and October 15 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”). Any dividend payable on the Series C Preferred Stock for any partial dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on April 15,

2015 shall be for less than the full quarterly dividend period). Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of each of March, June, September and December, as the case may be, immediately preceding the applicable Dividend Payment Date (each, a “Dividend Record Date”).

(b) No dividends on shares of Series C Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series C Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Stock shall accumulate as of the Dividend Payment Date on which they first become payable.

(d) Except as provided in Section 3(e) hereof, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than dividends in shares of Common Stock or dividends in shares of any series of Preferred Stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any Preferred Stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any shares of Preferred Stock of the Corporation ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of Article NINTH of the Charter).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series C Preferred Stock and the shares of any other series of Parity Stock, all dividends declared upon the Series C Preferred Stock and the shares of any other series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and the shares of any other series of Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and the shares of any other series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series C Preferred Stock which may be in arrears.

(f) Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series C Preferred Stock as described above.

(4) Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series C Preferred Stock then outstanding are entitled to be paid out of the assets of the Corporation, legally available for distribution to its stockholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of Common Stock or any series of Preferred Stock of the Corporation that ranks junior to the Series C Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Stock in the distribution of assets, then the holders of shares of Series C Preferred Stock and stockholders of such classes or series of Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(d) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

(e) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5) Redemption.

(a) Optional Redemption Right. On and after January 27, 2020, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series C Preferred Stock as described in this Section 5(a), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(b) Special Optional Redemption Right. Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accrued and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series C Preferred Stock pursuant to this Section 5, the holders of Series C Preferred Stock will not have the Change of Control Conversion Right (as defined below) with respect to the shares of Series C Preferred Stock called for redemption. If the Corporation elects to redeem any shares of Series C Preferred Stock as described in this Section 5(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(c) A “Change of Control” is deemed to occur when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

(i)    (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of 50% or more of the total voting power of the total outstanding voting stock of the Corporation other than an acquisition by the Corporation or any of its subsidiaries;

(B) the Corporation consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Corporation, other than: (x) any transaction (1) that does not result in any reclassification, exchange, or cancellation of outstanding shares of the capital stock of the Corporation, and (2) pursuant to which the Corporation’s capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock of the Corporation entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (y) any merger solely for the purpose of changing the Corporation’s jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(C) the Corporation approves a plan of liquidation or dissolution; and

(ii) following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities listed for trading on a United States national securities exchange (including the Nasdaq Stock Market (“Nasdaq”)).

(d) In the event the Corporation elects to redeem Series C Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series C Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series C

Preferred Stock to be redeemed; (iii) the redemption price; (iv) the procedure for surrendering shares of Series C Preferred Stock to be redeemed for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(a) or Section 6(b) hereof; (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series C Preferred Stock being so called for redemption will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control, and that each share of Series C Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Any such redemption may be made conditional on such factors as may be determined by the Board and as set forth in the notice of redemption.

(e) Holders of Series C Preferred Stock to be redeemed shall follow the procedures for surrendering the Series C Preferred Stock set forth in the notice of redemption and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following the surrender.

(f) If notice of redemption of any shares of Series C Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series C Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accrued and unpaid dividends, if any), dividends will cease to accrue on those shares of Series C Preferred Stock, those shares of Series C Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any, payable upon redemption.

(g) If any redemption date is not a business day, then the redemption price and accrued and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day.

(h) If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares).

(i) Immediately prior to any redemption of Series C Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends through and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series C Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(i), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series C Preferred Stock to be redeemed.

(j) Unless full cumulative dividends on all shares of Series C Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except by exchanging it for its capital stock ranking junior to the Series C Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series C Preferred Stock to preserve its status as a REIT for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

(k) Subject to applicable law, the Corporation may purchase shares of Series C Preferred Stock in the open market, by tender or by private agreement. Any shares of Series C Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever may be retired and re-classified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued by us as any class or series of Preferred Stock.

(6) Conversion Rights. Shares of Series C Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 6.

(a) Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series C Preferred Stock held by such holder pursuant to Section 5 hereof, in which case such holder will have the right only with respect to any shares of Series C Preferred Stock that are not called for redemption) to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series C Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

(i) the quotient obtained by dividing (A) the sum of the $25.00 liquidation preference per share of Series C Preferred Stock plus the amount of any accrued and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series C Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (B) the Common Stock Price (as defined below); and

(ii) 9.4518 (the “Share Cap”), subject to adjustments provided in Section 6(b) hereof.

(b) The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 3,260,871 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

(c) The “Change of Control Conversion Date” is the date the Series C Preferred Stock is to be converted, which will be a business day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 6(h) hereof to the holders of Series C Preferred Stock.

(d) The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, (A) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal United States national securities exchange on which Common Stock is then traded, or (B) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or another similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a United States national securities exchange.

(e) In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series C Preferred Stock will receive upon conversion of such Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f) If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election if electing between two types of consideration, or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election if electing between more than two types of consideration, as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g) No fractional shares of Common Stock upon the conversion of the Series C Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make, and the holders of Series C Preferred Stock will be entitled to receive, a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(h) Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not then exercised its right to redeem all shares of Series C Preferred Stock pursuant to Section 5 hereof, the Corporation will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series C Preferred Stock in their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem any or all shares of Series C Preferred Stock, holders will not be able to convert such shares of Series C Preferred Stock called for redemption and such shares will be redeemed on the applicable redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series C Preferred Stock; (ix) the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of DTC (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series C Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(i) The Corporation shall also issue a press release containing such notice provided for in Section 6(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which it provides the notice provided for in Section 6(h) hereof to the holders of Series C Preferred Stock.

(j) To exercise the Change of Control Conversion Right, the holders of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series C Preferred Stock to be converted through the facilities of DTC, together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the Series C Preferred Stock is to be converted pursuant to the applicable provisions of the Series C Preferred Stock.

(k) Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series C Preferred Stock; and (ii) the number of shares of Series C Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l) Notwithstanding anything to the contrary contained in Sections 6(j) and (k) hereof, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of The Depository Trust Company (“DTC”).

(m) Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series C Preferred Stock pursuant to Section 5 hereof, in which case only the shares of Series C Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption, if any, will be converted as aforesaid. If the Corporation elects to redeem shares of Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 5 hereof.

(n) The Corporation shall deliver all securities, cash (including, without limitation, cash in lieu of fractional shares of Common Stock) and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o) In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series C Preferred Stock, no holder of Series C Preferred Stock will be entitled to convert such Series C Preferred Stock into shares of Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in the Charter or these Articles Supplementary, unless the Corporation provides an exemption from this limitation to such holder pursuant to the Charter and these Articles Supplementary.

(p) Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series C Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 6(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series C Preferred Stock to be converted.

(7) Voting Rights.

(a) Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth below.

(b) Whenever dividends on any shares of Series C Preferred Stock shall be in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), the holders of such shares of Series C Preferred Stock (voting separately as a class with all other series of Parity Stock, upon which like voting rights have been conferred and are exercisable), shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”), and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 10% of the Series C Preferred Stock or the holders of any other series of Parity Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

(c) If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Stock shall have been paid in full or set aside for payment in full, the holders of shares of Series C Preferred Stock shall be divested of the voting rights set forth in Section 13(b) hereof (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series C Preferred Stock when they have the voting rights set forth in Section 13(b) hereof (voting separately as a class with the Parity Stock upon which like voting rights have been conferred and are exercisable) so long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights set forth in Section 13(b) hereof (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable) the Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(d) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class, together with all other series of Parity Stock upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any event set forth in (ii) above, so long as the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series C Preferred Stock and; provided, further, that any increase in the amount of the authorized preferred stock, including the Series C Preferred Stock, or the creation or issuance of any additional Series C Preferred Stock or any other series of preferred stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(e) Further to Section 7(d)(ii) hereof, if any amendment, alteration or repeal of the provisions of the Charter, whether by merger, consolidation or otherwise, would materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof but not all series of Parity Stock upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, shall be required in addition to the vote or consent that would otherwise be required by Section 7(d)(ii) hereof.

(8) Restrictions on Transfer. The Series C Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article NINTH of the Charter; provided, however, that the terms and conditions (including exceptions and exemptions) of Article NINTH of the Charter shall also be applied to the Series C Preferred Stock separately and without regard to any other series or class he foregoing sentence shall not be construed to limit the applicability of any other term or provision of the Charter to the Series C Preferred Stock in addition to the legend contemplated by Article NINTH, Section 9.2.9 of the Charter, each certificate for Series C Preferred Stock shall bear substantially the following legend:

“The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of a subsequent series of a preferred or special class of stock. Such request may be made to the Secretary of the Corporation or to its transfer agent.”

(9) Settlement. Nothing in this Article SECOND of these Articles Supplementary shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange (including Nasdaq), or an automated inter-dealer quotation system.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

*    *    *    *    *    *     *    *

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President, and witnessed by its Secretary on January 22, 2015.

WITNESS:		ANWORTH MORTGAGE ASSET CORPORATION:

By:	/s/ Thad M. Brown	By:	/s/ Lloyd McAdams
	Thad M. Brown Secretary		Lloyd McAdams Chief Executive Officer and President

THE UNDERSIGNED, Chief Executive Officer and President of the Corporation, who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Lloyd McAdams
Lloyd McAdams Chief Executive Officer and President

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